Exhibit 99.1

Prospector Capital Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants,

Commencing on or about March 1, 2021

La Jolla, CA, February 25, 2021 – Prospector Capital Corp. (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 32,500,000 units completed on January 12, 2021 (the “offering”) may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on or about March 1, 2021. Any units not separated will continue to trade on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “PRSRU”, and each of the Class A ordinary shares and warrants will separately trade on the Nasdaq under the symbols “PRSR” and “PRSRW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

About Prospector Capital Corp.

Prospector Capital Corp. is a blank check company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, the Company intends to focus its search on companies with advanced and highly differentiated solutions for the technology sector.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 7, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing prospectus-ny@ny.email.gs.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Contact

Derek Aberle

Prospector Capital Corp.

(858) 480-9390